Exhibit 99.1

Celsius reports increased revenue and
CEO on Interview, Live

Delray Beach, FL— July 23, 2009—Celsius Holdings, Inc. (OTCBB:CSUH) is pleased to announce that the revenue for the second quarter was approximately $1.2 million, an increase of 16.6% versus the same period last year. Last year we had one large export order from a customer that has not reordered, excluding that shipment last year, the increase of revenue for second quarter 2009 vs. 2008 was an increase of 102%.

The company had previously expressed expectations that it would achieve even higher revenue in the quarter. However, certain customers that we expected to start buying from us delayed their first orders. The company expects to file its second quarter report timely and will announce the date of the conference call later.

CEO Steve Haley will be available for a live interview at InvestmentNation via their website www.investmentnation.com on Tuesday, July 28, 2009 at 6 pm ET to discuss the company's plans and progress. Look for CSUH in the center of the homepage.

Celsius® was recently in the news on NBC6 Miami and many other NBC stations; you can view a video with at NBC’s website, or on YouTube at http://www.youtube.com/watch?v=uVl3ljJu-Gs.

Investors, who wish to attend the interview, are encouraged to view the CSUH message board, within the Investment Nation Website, at http://forums.investmentnation.com/forumdisplay.php?f=535

Investors are also encouraged to post questions on the website that they may have ahead of time by logging in to the site at the following link. For additional information about the interview format, view the message board prior to the scheduled interview. You will also be given the opportunity to ask questions after most of the pre-submitted questions have been addressed.

Investment Nation was built to provide a forum for new and experienced investors to gather and share market information in a clean and professional environment. The site is designed to be user-friendly and simple, allowing investors to get the market information they need quickly and easily.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius Inc. is dedicated to providing healthier, everyday refreshment through science and innovation.  Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com

Forward-Looking Statements

Certain statements made in this press release are forward looking in nature (within the meaning of the Private Securities Litigation Reform Act of 1995) and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated. Certain of these risks and uncertainties are discussed in the reports we filed with the SEC.

Contact Info:
Kim Morgan (561) 750-9800 x233 or kmorgan@transmediagroup.com
Jan Norelid (866) 4-CELSIUS or jnorelid@celsius.com
Source: Celsius Holdings, Inc.